SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 3, 2008

PHARMOS CORPORATION

(Exact name of Registrant as Specified in its Charter)

Nevada	0-11550	36-3207413

(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

99 Wood Avenue South, Suite 311, Iselin, NJ	08830

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (732) 452-9556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment on Form 8-K/A amends and restates the disclosure in the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007 to include additional information regarding the events reported.

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02 Unregistered Sales of Equity Securities

On January 3, 2008, Pharmos Corporation completed an initial closing of a private placement of its 10% Convertible Debentures due November 2012. At the initial closing the Company issued $4,000,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount.

The purchasers consisted of certain existing directors and/or investors in the Company, namely Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company), New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company), Lloyd I. Miller, III (a Director of the Company) and Robert F. Johnston (the Company’s Executive Chairman of the Board of Directors). With respect to the private placement of the securities sold at the initial closing, the Company relied on the exemption from registration under the Securities Act of 1933, as amended (the “Act”) provided by Rule 506 under the Act, given the number of, and nature of, the investors.

The Debentures mature the earlier of November 1, 2012 or the sale of the Company. The Debentures, together with all accrued and unpaid interest thereon, may be repaid, without premium or penalty, commencing on November 1, 2011. Starting on November 1, 2009 (or earlier sale of the Company), any outstanding Debenture may be converted at the option of the holder. The conversion price is fixed equal to $0.70 per share. The Debentures bear interest at the rate of 10% per annum, payable semi-annually either in cash or common stock of the Company at the option of the Company.

Under the terms of the offering, the Company may raise gross proceeds up to an aggregate of $8,000,000 from the sale of Debentures in the placement (including the Debentures issued at the initial closing). A second closing is targeted for no later than 45 days from the date of the initial closing. In connection with such second closing, three of the purchasers each agreed with the Company to purchase up to an additional $166,667 of Debentures (an aggregate of $500,000) if the amount of Debentures acquired by other investors at the second closing is less than such $500,000 amount.

The Company also entered into a Registration Rights Agreement with the purchasers, pursuant to which the Company will register such the shares issuable upon conversion of the Debentures and issuable, at the Company’s option, in lieu of cash interest payments.

Item 3.03 Material Modification of Rights of Security Holders

On January 3, 2008, a Rights Agreement Amendment was executed to the Rights Agreement, dated as of September 5, 2002, between the Company and American Stock Transfer & Trust Co. The Amendment serves to exclude the acquisition of securities by the purchasers in the offering described above from triggering a distribution of rights dividends under the Rights Agreement to holders of the Company’s Common Stock.

On January 3, 2008, the Company also entered into an Amendment to the Merger Agreement relating to its 2006 acquisition of Vela Pharmaceuticals, Inc. with certain designated Representatives of the former stockholders of Vela. The Amendment defers the payment by the Company of certain cash milestones payable by the Company to the former stockholders of Vela upon (A) the enrollment of the final patient in the Company’s current Phase 2b clinical trial for dextofisopam ($1 million payment obligation) and (B) the successful completion of such Phase 2b trial ($2 million payment obligation). Payment of such cash milestones will be deferred until such time as (X) the Company has successfully entered into a strategic collaboration or licensing agreement with a third party for the development of dextofisopam resulting in an upfront cash fee of at least $10 million, or a financing with net proceeds of at least such amount, and (Y) payment of one or both of the cash milestones would still leave the Company with at least one year’s operating cash. Additionally, the Company’s obligations to issue to the former Vela stockholders 2 million shares of Common Stock after final patient enrollment in the dextofisopam Phase 2b clinical trial and 2.25 million shares of Common Stock after a successful Phase 2b trial are deferred until November 2, 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2008, the Company announced the retirement of three members of its Board of Directors – Haim Aviv, Ph.D., David Schlachet and Mony Ben Dor. The Board elected Robert F. Johnston as a director. The Pharmos Board now consists of seven directors -- Robert F. Johnston, Chairman, Anthony B. Evnin (Venrock), Charles W. Newhall, III (New Enterprise Associates), Srinivas Akkaraju, M.D., Ph.D. (Panorama Capital), Abraham Sartani, M.D. (Recordati S.p.A.), Lloyd I. Miller, III and Elkan Gamzu, Ph.D.

The Company also announced the retirement of Elkan Gamzu as Chief Executive Officer, who will remain on the Board. The Board designated Mr. Robert F. Johnston to serve as Executive Chairman of the Board and Mr. S. Colin Neill to serve as President, in addition to his current roles as Chief Financial Officer, Treasurer and Secretary.

Robert F. Johnston, 71, a venture capitalist, is President of Johnston Associates which he founded in 1968 to provide financing for emerging companies in the biotechnology and healthcare fields. Mr. Johnston was a founder and Chairman of Vela Pharmaceuticals, Inc., which merged into Pharmos in late 2006, and has founded numerous public companies including Sepracor, Cytogen, I-STAT, Ecogen, Genex and Envirogen. He also played an active and key role in the early formations of private companies such as Sonomed, Immunicon, PharmaStem (formerly Biocyte), ExSAR and Targent.

Mr. Johnston served as CEO of Cytogen from July 1988 to April 1989. He is also a member of the Advisory Council of the Department of Molecular Biology at Princeton University and the Executive Committee of the Friends of the Institute for Advanced Study in Princeton, as well as Founder and President of Educational Ventures, a foundation focused on funding improvements in the educational system; and Vice-Chairman of Center for Education Reform (CER) an advocate for charter schools. Mr. Johnston received his B.A. from Princeton University and his M.B.A. from New York University.

On January 3, 2008, Mr. Johnston purchased $1,000,000 of the Company’s 10% Convertible Debentures due November 2012 in the initial closing of the private placement described above under Item 3.02.

Mr. S. Colin Neill, 61, who becomes President of the Company, became Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Pharmos in October 2006. From September 2003 to October 2006, Mr. Neill served as Chief Financial Officer, Treasurer and Secretary of Axonyx, Inc. a

biopharmaceutical company that developed products and technologies to treat Alzheimer’s disease and other central nervous system disorders, where he played an integral role in the merger between Axonyx and TorreyPines Therapeutics Inc., a privately-held biopharmaceutical company. From 1998 to 2001, Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a $100 million publicly traded global contract research organization in the drug development business. Mr. Neill played a key role in the successful sale of the company in 2001. Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business / Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland.

In connection with the resignations of Dr. Aviv, Mr. Ben Dor and Mr. Schlachet, the Company entered into an agreement on January 3, 2008 with each of them providing that each would serve as a consultant to the Company through the 2008 annual meeting of shareholders on business development matters. In consideration for such consulting services, the Company will issue to each of them 28,572 shares of Common Stock pursuant to the Company’s 2000 Stock Option Plan in lieu of a cash consulting fee of $20,000, with the number of shares being issued equaling the amount of that fee, divided by $0.70, which is the conversion price of the Convertible Debentures issued by the Company in connection with the offering described above. In addition, all stock options currently held by Mr. Ben Dor and Mr. Schlachet became fully vested as of January 3, 2008 (Dr. Aviv’s options already having been fully vested in connection with his retirement as Chief Executive Officer in March 2007); the respective exercise prices and expiration dates of such stock options remain unchanged.

In connection with the resignation in December 2007 of Alan Rubino as President and Chief Operating Officer of the Company and the resignation in January 2008 of Elkan Gamzu as Chief Executive Officer, and in accordance with the terms of their respective Employment Agreements, the Company made a severance payment of $486,675 to Mr. Rubino on December 28, 2007 and will pay to Dr. Gamzu a severance payment of $200,000. Pursuant to the terms of Mr. Rubino’s Employment Agreement and severance agreement, all stock options held by him as of the date of his resignation became fully vested, and the respective exercise prices and expiration dates of such stock options remained unchanged. Pursuant to the terms of Dr. Gamzu’s Employment Agreement and severance agreement, 25% of all unvested stock options held by him as of the date of his resignation became fully vested, the respective exercise prices of such stock options remained unchanged and such options remain exercisable for a period of one year from the date of his resignation.

Item 9.01 Financial Statements and Exhibits.

Exhibits

4.1

Securities Purchase Agreement dated as of January 3, 2008 by and among Pharmos Corporation and the Purchasers named therein (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

4.2

Letter Agreement dated January 3, 2008 regarding Additional Debenture Investment among Pharmos Corporation, New Enterprise Associates 10, Limited Partnership, Lloyd I. Miller, III and Robert F. Johnston (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

4.3	10% Convertible Debenture dated as of January 3, 2008 of Pharmos Corporation (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

4.4

Registration Rights Agreement dated as of January 3, 2008 by and among Pharmos Corporation and the Purchasers named therein (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

4.5

Amendment No. 3 to Agreement and Plan of Merger dated as of January 3, 2008 by and among Pharmos Corporation and the Representatives named therein (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

4.6

Amendment No. 2 dated as of January 3, 2008 to the Rights Agreement, dated as of September 5, 2002, as amended on October 23, 2006 (the “Rights Agreement”), between Pharmos Corporation and American Stock Transfer & Trust Co., as Rights Agent (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

10.1	Agreement dated January 3, 2008 between Pharmos Corporation and Mony Ben Dor (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

10.2	Agreement dated January 3, 2008 between Pharmos Corporation and David Schlachet (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

10.3	Agreement dated January 3, 2008 between Pharmos Corporation and Haim Aviv (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

99.1	Press Release of Pharmos Corporation dated January 3, 2008 (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

99.2	Press Release of Pharmos Corporation dated January 3, 2008 (previously filed as an exhibit to the Current Report on Form 8-K filed by Pharmos Corporation on January 4, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 9th of January, 2008.

PHARMOS CORPORATION

By:	/s/ S. Colin Neill
Name:	S. Colin Neil
Title:	President and Chief Financial Officer